UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 8, 2014

Renewable Energy Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35397	26-4785427
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

416 South Bell Avenue

Ames, Iowa 50010

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (515) 239-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Background

Through two separate transactions that closed in June 2014, REG Synthetic Fuels, LLC, a wholly-owned subsidiary of the Registrant, acquired all of the outstanding limited liability company membership interests in Dynamic Fuels, LLC. Subsequently, Dynamic Fuels, LLC changed its name to REG Geismar, LLC (“REG Geismar”).

In 2008, REG Geismar had received a $100,000,000 loan of the proceeds from the issuance of revenue bonds (the “Bonds”) by the Louisiana Public Facilities Authority (the “Authority”) pursuant to a Loan Agreement, dated as of October 1, 2008, between REG Geismar and the Authority (the “Loan Agreement”). The loan proceeds were used by REG Geismar to finance a portion of the costs to construct a 75 million gallon per year nameplate capacity renewable diesel fuel production facility located in Geismar, Louisiana.

REG Geismar’s payment obligations under the Loan Agreement mirror the Authority’s obligations on the Bonds and mature on October 1, 2033. Interest on the Bonds accrues at a daily rate, weekly rate, commercial paper rate or long term rate, as determined by REG Geismar. When the Bonds are in daily or weekly mode, at any time holders have the right to tender Bonds for repurchase and the Bonds are subject to optional redemption at REG Geismar’s election, in each case at par plus accrued interest. Bonds tendered for repurchase are remarketed by a remarketing agent pursuant to a remarketing agreement.

At the time that the Bonds were originally issued, Tyson Foods, Inc., one of the former equityholders of REG Geismar, obtained an irrevocable direct-pay letter of credit (the “Old Letter of Credit”) from a financial institution which was provided to the trustee for the Bonds and drawn upon to pay the principal of and interest on the Bonds and the portion of the purchase price attributable to principal of and interest on the Bonds in connection with any Bond repurchase obligations of REG Geismar.

Reported Material Contracts

On July 8, 2014, REG Geismar and Bank of America, N.A. entered into that certain Reimbursement Agreement, dated as of the same date (the “Reimbursement Agreement”), and Bank of America, N.A. issued a letter of credit (the “Substitute Letter of Credit”) to the trustee for the Bonds, in substitution for the Old Letter of Credit. The Substitute Letter of Credit is in the stated amount of $101,315,069, which represents the sum of the outstanding $100,000,000 principal amount of the Bonds plus $315,069 of interest. The Substitute Letter of Credit expires on July 8, 2015. In the event that the expiration date of the Substitute Letter of Credit is not extended or a new letter of credit is not issued in substitution for the Substitute Letter of Credit, holders of the Bonds are required to tender their Bonds for repurchase and the trustee for the Bonds is required pursuant to the terms of the indenture governing the Bonds to draw down the Substitute Letter of Credit to fund the repurchase of the Bonds. The Substitute Letter of Credit requires that the Bonds remain in the daily or weekly interest rate mode.

Pursuant to the Reimbursement Agreement, REG Geismar must reimburse Bank of America, N.A. for any and all draws on the Substitute Letter of Credit. It is an event of default under the Reimbursement Agreement if REG Geismar fails to make any payment required under the Reimbursement Agreement when due, fails to comply with its obligations under the financing agreements related to the Bonds, including the Loan Agreement, or breaches certain representations, warranties or covenants in the Reimbursement Agreement (including the failure to cause the cash collateral described above to be maintained) and in the case of certain bankruptcy events involving REG Geismar. An event of default under the Reimbursement Agreement would also result in an event of default under the indenture governing the Bonds, which would cause the trustee for the Bonds to accelerate payment of the Bonds and draw down on the Substitute Letter of Credit. REG Geismar would be liable for all reimbursement obligations in connection with such a draw under the Reimbursement Agreement.

REG Geismar’s repayment obligations under the Reimbursement Agreement are secured by a $101,315,069 certificate of deposit established by REG Capital, LLC, another wholly-owned subsidiary of the Registrant (“REG Capital”), which was pledged by REG Capital to Bank of America, N.A. pursuant to that certain Security Agreement (Deposit Account/Certificate of Deposit), dated as of July 8, 2014 (the “Security Agreement”). REG Geismar’s obligations under the Reimbursement Agreement are not guaranteed by the Registrant or any of its affiliates.

The description above is a summary and is not meant to be a complete description of the Reimbursement Agreement and the Security Agreement. This description is qualified in its entirety by reference to the detailed provisions of the Reimbursement Agreement and the Security Agreement, which are included in Exhibits 10.1 and 10.2 to this Current Report and incorporated by reference herein.

Item 2.03. Creation of Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the Reimbursement Agreement and the Security Agreement is contained in Item 1.01 above and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

10.1 Reimbursement Agreement, dated as of July 8, 2014, between REG Geismar, LLC and Bank of America, N.A.

10.2 Security Agreement (Deposit Account/Certificate of Deposit), dated as of July 8, 2014, by REG Capital, LLC in favor of Bank of America, N.A.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 14, 2014

RENEWABLE ENERGY GROUP, INC.

By:	/s/ Chad Stone
Chad Stone Chief Financial Officer